Exhibit 10.3

EMPLOYMENT AGREEMENT

                THIS AGREEMENT, made and entered into as of December 1, 2005 (the “Effective Date”), by and between ATP Oil & Gas Corporation (the “Company” or “ATP”) and Leland E. Tate (the “Executive”);

WITNESSETH THAT:

                WHEREAS, the Executive currently serves as the Company’s Chief Operating Officer; and

                WHEREAS, the Company and Executive desire to enter into this Agreement pertaining to the continued employment of the Executive by the Company;

                NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the Executive and the Company hereby agree as follows:

                1.             Performance of Services. The Executive’s employment with the Company shall be subject to the following:

(a)                                  Subject to the terms of this Agreement, the Company hereby agrees to employ the Executive as its Chief Operating Officer during the Agreement Term (as defined below) and the Executive hereby agrees to remain in the employ of the Company during the Agreement Term.

(b)                                 The Executive agrees that he shall perform his duties faithfully and efficiently subject to the direction of the Company President.  The Executive’s duties shall include providing services for both the Company and its Affiliates (as used herein, Company shall mean and include the Company and all of its Affiliates); provided, that the Executive shall not, without his consent, be assigned tasks that would interfere or be inconsistent with those of Chief Operating Officer.  The Executive will have such authority, power, responsibilities and duties as are traditional and inherent to his position at ATP (and the undertakings applicable to his position) and necessary to carry out his responsibilities and the duties required of him hereunder.

(c)                                  Notwithstanding the foregoing provisions of this paragraph 1, during the Agreement Term the Executive may devote reasonable time to activities other than those required under this Agreement, including activities involving professional, charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other profit or not-for-profit organizations, and similar activities, to the extent that such other activities do not, in the judgment of the Company President, inhibit or prohibit the performance of the Executive’s duties under this Agreement or conflict in any material way with the Company’s business.  The Executive will make periodic reports as requested by the Company President indicating the nature of activities falling within this provision.

(d)                                 Subject to the terms of this Agreement, the Executive shall not be required to perform services under this Agreement during any period that he is Disabled (as defined in paragraph 3(b)).

(e)                                  The “Agreement Term” shall be the period beginning on the Effective Date and ending on November 30, 2008.  On each anniversary of the Effective Date, this Agreement shall automatically be extended for an additional one-year period, unless either party to this Agreement provides notice of non-renewal to the other party at least 6 months before any anniversary of the Effective Date.  The term “Agreement Term” shall also include any renewal period under the foregoing provisions of this paragraph 1(e).

(f)                                    For purposes of this Agreement, the term “Affiliate” shall mean any corporation, partnership, joint venture or other entity in which at least a fifty percent interest in such entity is owned, directly or indirectly, by the Company (or a successor to the Company).

                2.             Compensation and Benefits.  Subject to the terms of this Agreement, during the Agreement Term while the Executive is employed by the Company, the Company shall compensate him for his services as follows:

(a)                                  Base Salary The Executive shall receive base salary equal to the annual rate currently paid to the Executive at the time of execution of this Agreement, payable in substantially equal monthly or more frequent installments.  The Executive’s Salary shall be reviewed periodically to determine whether a change in the amount of Salary is appropriate.

(b)                                 Annual Bonus. The Executive shall be eligible to participate in an annual bonus plan.

(c)                                  Restricted Stock Award.  As of the Effective Date, the Executive shall be awarded 22,960 shares of common stock of the Company (“Restricted Stock”) under the Company’s 2000 Stock Option Plan (“Stock Option Plan”).  Such Restricted Stock award shall be subject to the terms and conditions of the Stock Option Plan.  Except as otherwise specifically provided in this Agreement, the Stock Option Plan, or the restricted stock agreement evidencing the award, such shares of Restricted Stock shall be forfeited if the Executive’s Date of Termination occurs prior to the date such shares of Restricted Stock become vested.  The Restricted Stock shall vest with respect to 50% of the shares awarded on the first anniversary of the Effective Date, and shall vest with respect to an additional 25% of the shares awarded on each of the second and third anniversaries of the Effective Date.

(d)                                 Other Benefits.  The Executive shall be eligible to participate in any and all employee benefit plans maintained by the Company from time to time.

(e)                                  Perquisites.  The Executive shall be entitled to no less than the perquisites provided by the Company to its senior executive officers.

(f)                                    Salary.  For purposes of this Agreement, “Salary” shall mean Base Salary, Annual Bonus, Restricted Stock Award and other benefits and perquisites as they are described in subsections (a) through (e) of Section 2 of this Agreement.

                3.             Termination.  The Executive’s employment with the Company during the Agreement Term may be terminated under the following circumstances.

(a)           Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)                                 Disability.  If the Executive becomes Disabled, the Company may terminate his employment with the Company.  For purposes of this Agreement, the Executive shall be deemed to be “Disabled” if (i) he is eligible for disability benefits under the Company’s long term disability plan, or (ii) he has a physical or mental disability which renders him incapable, after reasonable accommodation, of performing substantially all of his duties hereunder for a period of 180 days (which need not be consecutive) in any 12-month period.  The Executive shall choose the physician with the Company’s consent, which shall not be unreasonably withheld.

(c)                                  Cause.  The Company may terminate the Executive’s employment hereunder immediately and at any time for Cause by written notice to the Executive detailing the basis for the Cause termination.  For purposes of this Agreement, “Cause” means in the reasonable judgment of the Company President (i) willful misconduct by the Executive which is demonstrably, materially and intentionally injurious to the Company, monetarily or otherwise, (ii) the engaging by the Executive in egregious misconduct involving fiduciary or financial responsibilities to the extent that his creditability and reputation no longer conforms to the standard of senior executives of the Company, or (iii) the commission by the Executive of a material act of dishonesty or breach of trust resulting or intending to result in material personal benefit or material enrichment to the Executive at the expense of the Company.  For purposes of this provision, no act or failure to act shall be deemed “willful” unless done or omitted to be done not in good faith and without reasonable belief that such action or omission was in the best interest of the Company.

(d)                                 Good Reason.  The Executive may terminate his employment hereunder for Good Reason, provided that he gives the Company notice of such Good Reason within a reasonable period (but, except as provided below, in no event more than 30 days) after he has knowledge of the events giving rise to the Good Reason and the Company fails to correct such events within a reasonable period (but in no event more than 30 days) after receiving such notice from the Executive.  “Good Reason” means, without the Executive’s consent, (i) assigning duties to the Executive that are inconsistent in any substantial respect with the position, authority, or responsibilities associated with the office of Chief Operating Officer, (ii) the failure by the Company to pay the Executive any portion of his current compensation within ten (10) business days of the date such compensation is due, and (iii) the failure by the Company to continue any incentive compensation plan in which the Executive participates which is material to his compensation, unless an equitable substitute plan or alternative plan is made available to the Executive.

(e)                                  Termination by Executive.  The Executive may terminate his employment hereunder at any time for any reason by giving the Company prior written notice not less than 30 days prior to such termination.  Any termination pursuant to this paragraph 3(e) shall preclude a later claim that such termination was for Good Reason.

(f)                                    Mutual Agreement.  This Agreement may be terminated at any time by mutual written agreement of the parties.

(g)                                 Termination by the Company without Cause.  The Company may terminate the Executive’s employment hereunder at any time for any reason by giving the Executive written notice of such termination; provided, however, termination by the Company shall be deemed to have occurred under this paragraph 3(g) only if such termination by the Company is not pursuant to paragraph 3(b), 3(c) or 3(f).

(h)                                 Date of Termination.  “Date of Termination” means the last day that the Executive is employed by the Company under the terms of this Agreement, provided that his employment is terminated in accordance with one of the foregoing provisions of this paragraph 3.

                4.             Rights Upon Termination.   The Executive’s right to payments and benefits under this Agreement for periods after his Date of Termination shall be determined in accordance with the following provisions of this paragraph 4:

(a)                                  If the Executive’s Date of Termination occurs during the Agreement Term for any reason, the Company shall pay to the Executive:

                                                (i)            The Executive’s Salary for the period ending on the Date of Termination.

(ii)                                  Payment for unused vacation days, as determined in accordance with Company policy in effect from time to time.

(iii)                               Any other payments or benefits to be provided to the Executive by the Company pursuant to any employee benefit plans or arrangements adopted by the Company, to the extent such payments and benefits are earned and vested as of the Date of Termination, or are required by law to be offered for periods following the Executive’s Date of Termination.

                                                The amounts payable under clauses (i) and (ii) above shall be paid in a lump sum as soon as practicable, but no later than 10 days, following such Date of Termination.  Any amounts payable under clause (iii) above shall be paid in accordance with the terms of the applicable plan or arrangement.

(b)                                 If the Executive’s Date of Termination occurs under paragraph 3(a) (relating to death) or paragraph 3(b) (relating to being Disabled), then in addition to the amounts payable in accordance with paragraph 4(a), the Executive will be entitled to:

(i)                                     a pro rata bonus payment for the fiscal year in which such Date of Termination occurs, if such bonus will be paid to all employees, which shall be an amount equal to the product of:

(A)                              the bonus the Executive would have received for the fiscal year which includes his Date of Termination if he had remained employed by the Company until the end of such year,

                                                                Multiplied by

(B)                                a fraction, the numerator of which is the number of days in the fiscal year preceding the Executive’s Date of Termination and the denominator of which is 365.

Such pro rata bonus shall be payable in a lump sum payment as soon as practicable, but no later than 10 days, following the Date of Termination.

(ii)                                  Immediate vesting in outstanding Restricted Stock awarded in accordance with paragraph 2(c).

(c)                                  If the Executive’s Date of Termination occurs under paragraph 3(d) (relating to termination by the Executive for Good Reason) or paragraph 3(g) (relating to non-Cause termination by the Company), then in addition to the amounts payable under paragraph 4(a), the Executive shall be entitled to:

(i)                                     An amount equal to the Salary that the Executive would have received if he had remained employed by the Company until the end of the Agreement Term, at the rate in effect as of his Date of Termination.

(ii)                                  A pro rata bonus payment for the year in which the Date of Termination occurs, determined using the method described in paragraph 4(b).

(iii)                               Immediate vesting in outstanding Restricted Stock awarded in accordance with paragraph 2(c).

(iv)                              One year of continued medical, dental, life and disability benefits, for the Executive, his spouse and eligible dependents, at the same cost and under the same terms as active employees. In the event that the Executive’s continued participation in any such plan, program, or arrangement of the Company is prohibited by law or the terms of the plan or contract, the Company will arrange to provide Executive with benefits substantially similar to those which Executive would have been entitled to receive under such plan, program, or arrangement for such period on a basis which provides Executive with no additional after tax cost.

                                                The amount payable under clauses (i) and (ii) above shall be paid in a lump sum cash payment as soon as practicable following the Executive’s Date of Termination, but in no event later than 10 days thereafter.

                5.             Payments on Change in Control.  In the event of a Change in Control (defined below), the Executive shall be entitled to full and immediate vesting in the Restricted Stock awarded under paragraph 2(c).

If the Executive’s Date of Termination occurs on or within 12 months after a Change in Control, then the Executive shall also be entitled to:

(a)                                  An amount equal to 1.5 times the Executive’s Salary.  Such amount shall be paid in a lump sum cash payment within five (5) business days of the Date of Termination; and

(b)                                 the applicable benefits provided in paragraph 4; provided, however, the Salary payable under subparagraph (a) above shall be in lieu of any Salary payable under paragraph 4(c)(i) (relating to Salary through end of contract term for non-Cause involuntary termination and termination for Good Reason), if applicable.

                For purposes of this Agreement, “Change in Control” shall mean the occurrence of one of the following events:

(i)                                     any person, as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (1) the Company, (2) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or (3) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the common stock of the Company), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including the securities beneficially owned by such person or any securities acquired directly from the Company or its affiliates) representing more than 25% of the combined voting power of the Company’s then outstanding voting securities;

(ii)                                  during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the Board (such board of directors being referred to herein as the Existing Board), and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this paragraph 5) whose election by the Existing Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (other than approval given in connection with an actual or threatened proxy or election contest), cease for any reason to constitute at least 51% of such Existing Board;

(iii)                               the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding without conversion or by being converted into voting securities of the surviving or parent entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (as hereinabove defined) acquires more than 25% of the combined voting power of the Company’s then outstanding securities; or

(iv)                              the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of 50% or more of the Company’s assets (or any transaction having a similar effect).

                6.             Make Whole Payment. If any amount payable to the Executive by the Company or any subsidiary or affiliate thereof, whether under this Agreement or otherwise (a “Payment”), is subject to any tax under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar federal or state law (an “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Make Whole-Amount”) which is equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which are imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any Federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause (iii).

(a)                                  For purposes of determining the Make-Whole Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Make-Whole Amount is paid. The Make-Whole Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.

(b)                                 All calculations under this paragraph 6 shall be made initially by the Company and the Company shall provide prompt written notice thereof to the Executive to enable the Executive to timely file all applicable tax returns. Upon request of the Executive, the Company shall provide the Executive with sufficient tax and compensation data to enable the Executive or his tax advisor to independently make the calculations described in subparagraph (a) above and the Company shall reimburse the Executive for reasonable fees and expenses incurred for any such verification.

(c)                                  If the Executive gives written notice to the Company of any objection to the results of the Company’s calculations within 60 days of the Executive’s receipt of written notice thereof, the dispute shall be referred for determination to tax counsel selected by the independent auditors of the Company (“Tax Counsel”). The Company shall pay all fees and expenses of such Tax Counsel. Pending such determination by Tax Counsel, the

                                                Company shall pay the Executive the Make-Whole Amount as determined by it in good faith. The Company shall pay the Executive any additional amount determined by Tax Counsel to be due under this paragraph 6 (together with interest thereon at a rate equal to 120% of the Federal short-term rate determined under section 1274(d) of the Code) promptly after such determination.

(d)                                 The determination by Tax Counsel shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by Tax Counsel.

(e)                                  If a Taxing Authority makes a claim against the Executive which, if successful, would require the Company to make a payment under this paragraph 6, the Executive agrees to contest the claim on request of the Company subject to the following conditions:

(i)                                     The Executive shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive to contest the claim.  The Executive shall not make any payment of any tax which is the subject of the claim before the Executive has given the notice or during the 30-day period thereafter unless the Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this paragraph 6 determined as if such advance were an Excise Tax, in which case the Executive will act promptly in accordance with such instructions.

(ii)                                 If the Company so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for the Executive to pay the tax shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts under this paragraph 6 determined as if such advance were an Excise Tax.  If directed by the Company in writing the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that the Executive may take any such action if the Executive waives in writing his right to a payment under this paragraph 6 for any amounts payable in connection with such claim.  The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim.  Upon request of the Company, the Executive shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this paragraph 6.  Provided that the Executive is in compliance with the provisions of this section, the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorneys, fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.

(f)                                    Should a Tax Authority finally determine that an additional Excise Tax is owed, then the Company shall pay an additional Make-Up Amount to the Executive in a manner consistent with this paragraph 6 with respect to any additional Excise Tax and any assessed interest, fines, or penalties.  If any Excise Tax as calculated by the Company or Tax Counsel, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Company within 30 days of such determination; provided that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to the repayment.

                7.             Mitigation and Set Off.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise.  The Company shall not be entitled to set off against the amounts payable to the Executive, any amounts earned by the Executive in other employment after termination of his employment with the Company, or any amounts which might have been earned by the Executive had he sought such other employment.

                8.             Restrictive Covenants.

(a)                                  Noncompetition.  The Executive covenants and agrees that at all times during the Executive’s period of employment with the Company, and for one (1) year thereafter, the Executive will not:

(i.)   Utilize trade secrets acquired or developed while employed by the Company;

(ii.)  Engage, either directly or indirectly, as an employee, a partner, agent, manager, officer or director, or by means of any corporate or other device, in the acquisition and development of marginal oil and gas fields in the Gulf of Mexico or the North Sea; or

(iii.)  Pursue, either directly or indirectly, either for himself or in any capacity for any other person, company or corporation, properties or projects which the Company has evaluated or acquired.

(b)                                 Confidentiality.  The Executive recognizes and acknowledges that the Executive has had and will continue to have access to various confidential or proprietary information concerning the Company, corporations affiliated with the Company, and its clients and third parties doing business with the Company of a special and unique value which may include, without limitation, (i) books and records relating to operation, finance, accounting, sales, personnel and management, (ii) policies and matters relating particularly to operations such as customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and (iii) various trade or business secrets, including customer lists, route sheets, business opportunities, marketing or business diversification plans, business development and bidding techniques, methods and processes, financial data and the like, to the extent not generally known in the industry (collectively, the “Protected Information”).  Executive therefore covenants and agrees that Executive will not at any time, either while employed by the Company or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by the Company) any of the Protected Information, provided that (i) while employed by the Company, Executive may in good faith make disclosures which, in his sole judgment, he believes are desirable and for the benefit of the Company, and (ii) Executive may comply with legal process.

                9.             Enforcement.  The Executive and the Company acknowledge that a breach of the provisions herein will cause irreparable damage to the Executive and the Company, and such damages may be inadequate and/or difficult to measure.  Therefore, in the event of breach or threatened breach, the Executive and the Company agree that the aggrieved party, in addition to remedies otherwise available to it at law or equity shall be entitled to seek injunctions, both preliminary and permanent, enjoining or restraining such breach or threatened breach, and the Executive and the Company hereby consent to the issuance thereof forthwith and without bond by any court of competent jurisdiction.

                10.           Nonalienation.  The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Executor’s creditors or beneficiaries.

                11.           Successors.  This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business.

                12.           Notices.  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

to the Company:

                ATP Oil & Gas Corporation

                4600 Post Oak Place, Suite 203

                Houston, Texas  77027

                Attn.:  General Counsel

To the Executive:

                Leland E. Tate

                [Redacted]

                [Redacted]

                13.           Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but, if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  If any part of any covenant or other provision in this Agreement is determined by a court of law to be overly broad thereby making the covenant unenforceable, the parties hereto agree, and it is their desire, that the court shall substitute a reasonable and judicially enforceable limitation in its place, and that as so modified the covenant shall be binding upon the parties as if originally set forth herein.

                14.           Waiver of Breach.  No waiver of any party hereto of a breach of any provision of this Agreement by any other party will operate or be construed as a waiver of any subsequent breach by such other party.  The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

                15.           Amendment.  This Agreement may be amended or canceled only by mutual agreement of the parties in writing without the consent of any other person.  So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

                16.           Survival of Agreement.  Except as otherwise expressly provided in this Agreement, the rights and obligations of the parties to this Agreement shall survive the termination of the Executive’s employment with the Company.

                17.           Entire Agreement.   This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements, if any, between the parties relating to the subject matter hereof.

                18.           Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Texas without regard to principals of conflict of laws.

                19.           Acknowledgement by Executive.  The Executive represents to the Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms.  The Executive acknowledges that, prior to assenting to the terms of this Agreement; he has been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm’s-length with the Company as to the contents.  The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that no rule of strict construction is to be applied against any party hereto.  The Executive and the Company acknowledge that the terms of this agreement, to the extent of any conflict, including any employment-at-will provisions, supersedes any provisions contained in the Company Employee Handbook.

                IN WITNESS WHEREOF, the Executive has hereunto set his hand, and the Company has caused these presents to be executed in its name and on its behalf, as of the date above first written.

EXECUTIVE                                                                                          ATP OIL & GAS CORPORATION

/S/ LELAND E. TATE		BY	/S/ T. PAUL BULMAHN
Leland E. Tate		Its	President and Chairman of the Board

Date	December 29, 2005	Date	December 29, 2005